Luna Announces Updates on Operating Metrics and Intent to Deregister Stock

ROANOKE, VA, (January 27, 2025) – Luna Innovations Incorporated (OTCMKTS: LUNA) (the “Company”), a global leader in advanced fiber optic-based technology, today announces an update on select operating metrics. The Company is also communicating its intent to voluntarily accelerate its delisting from Nasdaq and ultimately deregister its common stock under Section 12(b) and Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including suspending its reporting obligations under Section 15(d) of the Exchange Act. The accelerated delisting and deregistration process will not adversely affect Luna’s ongoing operations or the listing of the Company’s common stock on the OTC Experts Market.

“Luna started 2024 with a series of challenges which generated headwinds in the first half of the year. Despite these challenges, our team demonstrated resilience and commitment to customers, suppliers and innovation, with results materializing in the second half of 2024.” said the Company’s President, Chief Executive Officer and board member, Kevin Ilcisin.

Mr. Ilcisin added, “Having strengthened our management team and deepened our customer and supplier relationships, the company experienced improved performance in both bookings and revenue during the second half of 2024. These results stand as a testament to our dedicated employees and channel partners. We are grateful for the ongoing trust and partnership of our customers and suppliers through this period.”

Mr. Ilcisin continued, “While the Luna team has been working diligently to complete its previously disclosed delinquent filings, we are unable to file them within Nasdaq’s prescribed timeline. As a result, Nasdaq has notified us of its intent to delist our common stock. Given the pending delisting, we have made a strategic decision to accelerate the delisting and terminate and suspend the Company’s reporting obligations under the Exchange Act. The Company believes these decisions provide the best path forward, given the expected cost savings and our current inability to realize the traditional benefits of public company status. Moreover, we believe this move will redirect resources from regulatory compliance to business operations, including delivering differentiated products and solutions to our valued customers. This focus aims to further strengthen our balance sheet and maintain a profitable growth trajectory going forward. As we execute these changes, the Company continues to explore strategic alternatives having engaged Evercore as the Company’s financial advisor.”

Business Update

Will Denman, SVP and GM of the Optical Communications Test business, highlighted how his organization “secured numerous exciting Tier 1 customer wins in the rapidly expanding data center, artificial intelligence, and quantum spaces. New product developments are enabling wins with several of the world’s leading Fusion Energy projects that are supporting the energy demand being created by AI data center investments.”

Thomas Oldemeyer, SVP and Managing Director of EMEA, reported how key customers in the Oil and Gas and Power Utilities market continued to rely on Luna products and teams for critical infrastructure projects resulting in several multi-million dollar wins. “We are especially proud of the strong response of our customer base to the release of our latest Atlas Interrogation Unit comprising state-of-the-art Distributed Acoustic Sensing Technology.” Throughout the year, the team also successfully accomplished the first phases of its integration of Silixa, which was acquired in December of 2023.

According to preliminary estimates which are subject to change, the Company expects the following financial results for its fiscal year ended December 31, 2024:

•Bookings are expected to be between $125 million and $130 million, with bookings for the second half of fiscal 2024 representing approximately 40% growth relative to the first half of the year. Backlog as of December 31, 2024 is expected to exceed $40 million.

•Revenue is expected to be between $110 million and $115 million. Revenue for the second half of 2024 is expected to be approximately 30% higher than in the first half of 2024.

SEC Deregistration Process

As noted above, the Company has determined it is in the best interest of the Company and its stockholders to eliminate the administrative burden and cost associated with remaining as a Securities and Exchange Commission (the “SEC”) registrant. The Company today notified Nasdaq of its intent to accelerate the delisting of its common stock from Nasdaq. The Company currently anticipates that it will file with the SEC a Form 25 relating to the delisting and deregistration of its common stock on or about February 6, 2025.

Preliminary Unaudited Financial Information

This press release contains preliminary estimates of selected unaudited financial and other information for the Company’s fiscal year ended December 31, 2024. Our full audited condensed consolidated financial statements as of and for the year ended December 31, 2024 are not yet available. The information contained herein reflects our preliminary estimates based on currently available information and is subject to change. We have provided ranges, rather than specific amounts, for the preliminary estimates of the financial information described herein primarily because our financial closing procedures for the year ended December 31, 2024 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates.

Forward-Looking Statements

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, expected financial results for 2024 and statements made in the President and Chief Executive Officer’s quotes regarding the Company’s expected and future financial and operational results, and well as the Company’s plans to delist the Company’s common stock from Nasdaq and deregister the Company’s common stock from the SEC. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the Company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements because of a number of factors. These factors include, without limitation, risks and uncertainties set forth in the sections entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as well as in subsequent filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contact:
Allison Woody
Luna Innovations Incorporated
Phone: 540.769.8465
Email: woodya@lunainc.com